Exhibit 10.2

TERM SHEET

This Term Sheet (this “Term Sheet”) dated as March 20, 2024 is the mutual and binding agreement of Centric Brands LLC (“Centric”) and MGOTEAM 1 (“Licensee” and, together with MGO Global Inc., “MGO”) to enter into an agreement for MGO to assign and Centric to assume the existing Trademark License Agreement, dated November 20, 2021 between Leo Messi Management SL (“Licensor”) and Licensee (the “License Agreement”). Such assignment and assumption transaction shall be referred to as the “Transaction”.

1.	Assignee: Assignor:	Centric Brands LLC and/or any of its affiliates MGO and/or their affiliates

2.	Transaction:

Assignment (the “Assignment”) by MGO and assumption by Centric of: (i) all rights and obligations pursuant to the License Agreement from the effective date of the Assignment (the “Effective Date”) through the current term of the License Agreement (December 31, 2024); and (ii) the Messi Store website located at www.themessistore.com (the “Website”) and any social media accounts with X Corp, (f/k/a Twitter), Facebook, Instagram, Tik Tok and other social media companies and all related content, including without limitation any such accounts with the handle @themessistore (“Social Media”). The Assignment will be substantially in the form of Exhibit A hereto. The Parties acknowledge and agree that Centric shall be entitled to negotiate directly with Licensor for any modifications of, or extensions to, the License Agreement, solely to the extent applicable to periods on or after the Effective Date.

Upon the delivery by MGO to Centric of the Licensor’s written consent to the Assignment, MGO, Licensor and Centric will execute the Assignment.

3.	Conditions to Transaction:	●	Written consent of the Licensor to the Transaction, which shall be evidenced by the Licensor’s execution of the Assignment.
		●	Execution of the Assignment by MGO, Licensor and Centric in substantially the form attached hereto as Exhibit A

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4.	Payments

Upon satisfaction of the conditions set forth in Section 3 above, Centric will pay to MGO a Transaction Fee of $2,000,000 (the “Transaction Fee”) and shall assume Licensee’s minimum guarantee obligation to Licensor under the License Agreement for payment due dates in 2024 amounting to €1,500,000.

The Assignment shall not be effective against Assignor until the Assignor has received payment of the Transaction Fee in full. In addition, the Parties agree that the MGO signature page to the Assignment shall be held in escrow by MGO’s counsel (pursuant to a separate email arrangement between counsel to the Parties as of the date hereof) until receipt by MGO of the Transaction Fee and shall be released to Centric immediately following such receipt in accordance with such arrangement. The Transaction Fee shall be held in trust by MGO for the benefit of Centric until the release of such signature page, and in the event that such signature page is not so released, this Term Sheet and the Assignment shall become null and void and the Transaction Fee shall be immediately refunded to Centric.

Transaction Fee to be paid via wire upon execution of the Assignment. Wire details:

MGO Team 1

Routing : [*]

Account Number: [*]

5.	Confidentiality	Centric hereby agrees not to disclose the terms of this Term Sheet or the fact that a term sheet has been executed between the parties to any third-parties until after the date that MGO files a Current Report on Form 8-K that discloses the terms of the Term Sheet; provided, that Centric may disclose to those who need to know and who will be subject to similar confidentiality obligations, including Licensor and its affiliates; provided, further, that Centric agrees not to disclose to Licensor or its affiliates the Transaction Fee hereunder.

6.	Indemnity	Each of MGOTEAM 1 and MGO Global Inc. shall indemnify, defend and hold harmless Centric and each of its affiliates and each of their officers, directors, employees and agents from and against any claims, suits, damages, reasonable legal costs and expenses in connection with or arising out of any claims of third parties arising under the Trademark License Agreement that are a result of any action or inaction taken by MGO or any affiliate thereof prior to the Effective Date of the Assignment or at any time after such Effective Date.

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7.	Miscellaneous:

The Transaction will include the assignment by MGO and assumption by Centric of all collateral materials related to the License Agreement, the Website or any Social Media and MGO’s operation of each (including without limitation designs, tech packs, product archives, product approvals, samples, artwork, hangtag, packaging, labels, marketing/advertising materials, customer and follower lists, vendor information and all related materials).

In addition, in order to facilitate a smooth transition of the License Agreement, Website and Social Media, MGO agrees to use reasonable best efforts to complete other reasonable diligence requests from Centric after the Effective Date.

8.	Post-Effective Date Activities	The Parties shall use best efforts to promptly and mutually agree upon any transition services that may be necessary or advisable to facilitate the Transaction, including without limitation to effectuate the assignment of the Website and the assignment, as may be mutually agreed, of any inventory, work-in-progress or existing orders. To the extent that the Parties do not agree to assign and assume any such inventory/WIP/existing orders, MGO shall be granted a reasonable and customary sell-off period solely through the Website.

Exclusivity. In consideration of the expenses that Licensee has incurred and will incur in connection with the proposed Transaction, MGO agrees that until such time as the Assignment is consummated or this Term Sheet has terminated in accordance with the provisions of the termination section below (such period, the “Exclusivity Period”), neither MGO nor any of its representatives, officers, employees, directors, agents, stockholders, subsidiaries or affiliates (MGO collectively with all such persons and entities, the “MGO Group”) shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than Centric and its affiliates (a “Proposal”) to enter into a transaction similar to the proposed Transaction or any other license or sub-license agreement with respect to the subject matter of the License Agreement or otherwise manufacture, market, distribute and sell Products (defined in the License Agreement) (all of the foregoing, an “Alternate Transaction”), or provide any non-public information to any third party in connection with an Alternate Transaction, or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the proposed Transaction with Centric. Immediately upon execution of this Term Sheet, MGO shall, and shall cause the MGO Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than Centric and its affiliates regarding an Alternate Transaction. MGO represents that no member of the MGO Group is party to or bound by any agreement with respect to an Alternate Transaction.

Termination. This Term Sheet will automatically terminate and be of no further force and effect upon the earlier of (a) execution of the Assignment between MGO, Licensor and Centric, (b) mutual agreement of MGO and Centric or (c) 90 days from the date hereof, unless such time is extended by mutual written agreement by the parties.

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THIS TERM SHEET SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF NEW YORK.

This Term Sheet may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this Term Sheet have been inserted for reference only and shall not be deemed to be a part of this Term Sheet.

IN WITNESS WHEREOF, the parties have caused this Term Sheet to be executed in their respective names by their respective officers duly authorized, as of the date first written above.

MGO:		CENTRIC BRANDS:

MGOTEAM 1 LLC		CENTRIC BRANDS LLC

By:	/s/ Maximiliano Ojeda	By:	/s/ Joseph Favuzza
Name:	Maximiliano Ojeda	Name:	Joseph Favuzza
Title:	CEO	Title:	Chief Strategy Officer

MGO Global Inc.

By:	/s/ Maximiliano Ojeda
Name:	Maximiliano Ojeda
Title:	CEO

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EXHIBIT A

FORM OF ASSIGNMENT

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